                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   FORM 8-K

                                CURRENT REPORT

                                   ---------

    Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) September 23, 1996

                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
                    --------------------------------------
            (Exact name of registrant as specified in its charter)

              Delaware                1-9468          13-3405992
      -------------------------------------------------------------------

      State or other jurisdiction     (Commission     (IRS Employer
           of incorporation)          File Number)    Identification No.)

      399 Boylston Street, Boston, Massachusetts                02116
      -----------------------------------------------------------------
            (Address of principal executive offices)          (Zip Code)

      Registrant's telephone number, including area code       (617) 578-3500
                                                               --------------

Item 5.       Other Events

Acquisition Agreement
- ---------------------

        New England Investment Companies, L.P.("NEIC") has signed an agreement on September 23, 1996 to acquire certain assets and assume certain of the liabilities of Jurika & Voyles, Inc. ("J&V"), an Oakland, California-based investment management company with more than $5 billion in assets under management.

        Founded in 1983, J&V currently provides investment advisory services for institutions, individuals and mutual funds. J&V, utilizing a fundamental, research-driven value and growth investment approach, invests at opportunistic prices in the stock of companies exhibiting growth in cash flow. The current management team at J&V will continue to operate under the "Jurika & Voyles" name from its present locations and will retain its investment independence. J&V is currently a privately held corporation.

        Under the agreement, NEIC will purchase certain assets and assume certain of the liabilities of J&V for a payment at Closing consisting of approximately $95 million in cash and newly issued NEIC L.P. Units. The agreement requires NEIC to make additional payments over the three years following the Closing, also in cash and NEIC L.P. Units, valued at up to $15 million in the aggregate depending on attainment of certain post-Closing revenue levels. The acquisition will be accounted for under the purchase method of accounting and will result in recording a significant portion of the consideration as intangible assets for financial accounting purposes. The purchase price is based on expected future cash flows. NEIC will finance the cash portion of the purchase price out of available partnership cash and/or a new $165 million revolving credit under negotiation. The closing of the transaction is subject to the fulfillment of certain conditions, including the approval of the shareholders of the mutual funds advised by J&V.

Legal Proceedings Update.
- -------------------------

        Reference is made to "Legal Proceedings" in NEIC's Annual Report on Form 10-K for 1995 for a further description of the matters updated below. On August 30, 1996, the merger of New England Mutual Life Insurance Company ("New England Mutual") with and into Metropolitan Life Insurance Company was completed. In accordance with a settlement which was contingent on the completion of the merger, the suit by the Washington State Investment Board against New England Mutual and Copley was settled on September 5, 1996. In addition, on August 29, 1996, the suit by the State Teachers Retirement System of Ohio against New England and Copley was settled. In each case, the settlement had no financial impact on Copley or NEIC. Finally, a second instance of client dissatisfaction has been expressed to NEIC's subsidiary, Loomis, Sayles & Company, L.P., with regard to losses as a result of an options overwrite program.

Item 7.    Financial Statements and Exhibits

(1)        Press Release dated September 23, 1996.

(2) Partnership Admission Agreement dated September 23, 1996 (relating to the acquisition by New England Investment Companies, L.P. of assets of Jurika & Voyles, Inc.).

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereupon duly authorized.

                               NEW ENGLAND INVESTMENT COMPANIES, L.P.

                               By: New England Investment Companies, Inc.
                                   its general partner


Date:  September 23, 1996      By: /s/ EDWARD N. WADSWORTH
                                   --------------------------------------
                                   Edward N. Wadsworth
                                   Executive Vice President